Exhibit 99.1

OFA Group Receives Additional 180-Day Nasdaq Compliance Period; Nasdaq Confirms Company Remains Compliant with All Continued Listing Standards Other Than the Minimum Bid Price Requirement

Torrance, California — June 12, 2026 — OFA Group (Nasdaq: OFAL) (“OFA” or the “Company”) today announced that it has received notice from the Nasdaq Listing Qualifications Department granting the Company an additional 180-calendar-day period, through December 7, 2026, to regain compliance with the minimum $1.00 bid price per share requirement under Nasdaq Listing Rule 5550(a)(2).

Nasdaq’s determination to grant the second compliance period was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the bid price requirement being the sole exception, and the Company’s written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

As previously disclosed, on December 11, 2025, the Company was notified that the closing bid price of its Class A ordinary shares had been below $1.00 per share for 30 consecutive business days, and was provided an initial 180-day compliance period that expired on June 9, 2026.

To regain compliance, the closing bid price of the Company’s Class A ordinary shares must be at least $1.00 per share for a minimum of 10 consecutive business days at any time before December 7, 2026.

The notification has no immediate effect on the listing or trading of the Company’s Class A ordinary shares, which continue to trade on the Nasdaq Capital Market under the symbol “OFAL.” The Company intends to monitor the bid price of its shares and will take the actions necessary to regain compliance within the second compliance period.

About OFA Group

OFA Group (Nasdaq: OFAL) is an integrated architecture and technology company operating across architectural design, design technology, and real-world asset tokenization Headquartered in Los Angeles, the Company operates across North America, Europe, and Asia, and focuses on developing scalable technology solutions at the intersection of the built environment and financial innovation.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s intention to regain compliance with Nasdaq’s minimum bid price requirement and the potential implementation of a reverse stock split. These statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. Important factors that could cause actual results to differ materially include, among others, those described under “Risk Factors” and elsewhere in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its most recent annual report and subsequent filings, which are available on the SEC’s website at www.sec.gov. There can be no assurance that the Company will regain compliance with the minimum bid price requirement or maintain compliance with other Nasdaq listing requirements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement except as required by law.

Contact

Investor Relations

OFA Group

Email: info@ofagroup.com

Website: www.ofagroup.com